Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Second Quarter 2022 Financial Results

Announces $0.07 Net Income per Share and $0.27 Normalized FFO per Share for the Second Quarter of 2022

Second Quarter Highlights:

•Reported second quarter 2022 total revenue of $132.2 million, an increase of 17.0% over the prior year period.
•Generated second quarter net income per share of $0.07 on a fully diluted basis.
•Generated second quarter Normalized Funds From Operations (Normalized FFO) of $0.27 per share on a fully diluted basis compared to $0.26 per share for the same period last year.
•Completed $46.9 million of investments and previous construction loan commitments.
•Second quarter MOB Same-Store Cash Net Operating Income growth was 1.9% year-over-year.
•Declared a quarterly dividend of $0.23 per share and OP Unit for the second quarter 2022, paid on July 19, 2022.
•Disposed of one property for $6.4 million and recognized a net gain on the sale of approximately $3.7 million.
•Sold 977,800 common shares pursuant to the ATM program at a weighted average price of $18.61 during the second quarter, resulting in net proceeds of $18.0 million.

Subsequent Event Highlights:

•Disposed of three related facilities in Great Falls, Montana on July 14, 2022 which included two medical office buildings and one hospital at a blended 4.7% cap rate. Net proceeds were $116.3 million, recognizing a net gain on the sale of approximately $53.9 million. These assets were classified as held for sale as of June 30, 2022.

Milwaukee, WI - August 4, 2022 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed health care real estate investment trust, today announced results for the second quarter ended June 30, 2022.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “We are excited to announce the disposition of the three Great Falls facilities. Acquired early in the life of the Company, these investments serve as a leading example of the value created by our management team through strong health care relationships and active asset management in the nine years since our initial public offering. We remain firm in our conviction that medical office facilities offer the best risk-adjusted returns in health care real estate and are committed to the disciplined allocation of capital for the benefit of our shareholders.

“Cash flows from medical office buildings remain secure during periods of economic slow-down, especially where the facilities are leased to investment grade quality health systems and physicians supplying highly demanded outpatient services like orthopedics and oncology. The high occupancy (95.0%) of our triple-net portfolio provides protection from high inflation, while high construction costs are driving higher renewal mark-to-market rates for our existing portfolio. The weighted average leasing spread from our consolidated portfolio was 8.0% on 256,000 renewed square feet representing overall tenant retention of 77% in the second quarter. We look forward to sharing more about our second quarter performance during today’s conference call.” Mr. Thomas concluded.

Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2022 was $132.2 million, an increase of 17.0% from the second quarter 2021. As of June 30, 2022, the portfolio was approximately 95% leased, excluding three assets classified as held for sale.

Total expenses for the second quarter 2022 were $117.6 million, compared to total expenses of $94.2 million for the second quarter 2021.

Net income for the second quarter 2022 was $17.9 million, compared to net income of $18.7 million for the second quarter 2021.

Net income attributable to common shareholders for the second quarter 2022 was $16.9 million. Diluted earnings per share for the second quarter 2022 was $0.07 based on approximately 239.0 million weighted average common shares and operating partnership units (OP Units) outstanding.

Funds From Operations (FFO) totaled $64.0 million for the second quarter 2022 and consisted of net income plus depreciation and amortization on our consolidated portfolio of $47.6 million and our unconsolidated joint ventures of $2.4 million offset by $3.6 million from the gain on the sale of investment properties and $0.2 million of other adjustments, resulting in FFO of $0.27 per share on a fully diluted basis. Normalized FFO, which adjusts for our proportionate share of unconsolidated joint venture adjustments, was $63.7 million, or $0.27 per share on a fully diluted basis.

Normalized Funds Available for Distribution (FAD) for the second quarter 2022, which consists of Normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, recurring capital expenditures, loan reserve adjustments, and our share of adjustments from unconsolidated investments, was $61.0 million.

Our Medical Office Building (MOB) Same-Store portfolio, which includes 247 properties representing 85% of our consolidated leasable square footage, generated year-over-year MOB Same-Store Cash Net Operating Income (Cash NOI) growth of 1.9% for the second quarter 2022.

Other Recent Events

Second Quarter Investment Activity

Since our May 4, 2022 press release and through June 30, 2022, the Company funded a term loan for $7.5 million, a mezzanine loan for $5.8 million, and $0.4 million of previous construction loan commitments. The Company also paid $1.1 million of additional purchase consideration under an earn-out agreement and invested $4.4 million in funds managed by a real estate technology private equity fund.

Second Quarter Disposition Activity and Asset Held for Sale

As previously disclosed, the Company completed the disposition of one medical office building during the second quarter 2022, representing 17,213 square feet, for approximately $6.4 million. The Company realized a net gain of approximately $3.7 million, representing an exit cash cap rate of 4.8% based on stabilized NOI and generating an unlevered rate of return of 10% during the Company’s ownership.

As of June 30, 2022, the Company classified three properties, representing 185,085 square feet, as held for sale.

Capital Activity

During the second quarter 2022, the Company issued 977,800 shares pursuant to its at the market (ATM) program at a weighted average price of $18.61 for net proceeds of $18.0 million.

Dividend Paid

On June 17, 2022, our Board of Trustees authorized and declared a cash distribution of $0.23 per common share and OP Unit for the quarterly period ended June 30, 2022. The dividend was paid on July 19, 2022 to common shareholders and OP Unit holders of record as of the close of business on July 5, 2022.

Great Falls Disposition

On July 14, 2022, the Company completed the disposition of three related facilities in Great Falls, Montana, that were classified as held for sale as of June 30, 2022, for approximately $116.3 million, recognizing a net gain of approximately $53.9 million.

Acquired in separate transactions between 2013 and 2016, the Great Falls facilities consisted of an inpatient surgical hospital, an ambulatory surgery center, and a medical office building purchased at a weighted first-year cash yield of 7.9%. Each facility is 100% occupied and subject to a master lease with the Great Falls Clinic, a subsidiary of Surgery Partners (NASDAQ: SGRY, S&P: ‘B-’). The Company’s aggregate investment in these facilities totaled $70.9 million, inclusive of $10.0 million in funded capital toward the ongoing expansion of the campus facilities. The sale represents an exit cash cap rate of 4.7% based on in-place NOI and generated an unlevered rate of return of 16% during the Company’s ownership.

Following these dispositions, MOBs represent 98.3% of leased gross leasable area (GLA) and our percentage of GLA leased to investment grade quality health systems increased from 65.3% to 66.1%.

Other Recent Investment Activity

Since the second quarter 2022, the Company funded a $4.1 million term loan.

ESG Activity

On June 6, 2022, the Company announced the publication of its 2021 Environmental, Social, and Governance (ESG) Report. The comprehensive and fully interactive report, available digitally at www.docreit.com/esg, details the Company’s ESG achievements and progress toward ongoing ESG goals.

The Company has earned the 2022 Green Lease Leader Platinum designation by the Institute for Market Transformation and the U.S. Department of Energy’s Better Buildings Alliance. We are the only health care REIT to have achieved a Green Lease Leader designation in 2022 and are the first-ever health care REIT Platinum honoree. The Green Lease Leaders program recognizes landlords and tenants who modernize their leases to spur collaborative action on energy efficiency, cost savings, air quality, and sustainability in buildings.

Conference Call Information

The Company has scheduled a conference call on Thursday, August 4, 2022, at 10:00 a.m. ET to discuss its financial performance and operating results for the second quarter ended June 30, 2022. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Second Quarter Earnings Call or passcode: 13730638. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning August 4, 2022, at 1:00 p.m. ET until September 4, 2022, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13730638. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning August 4, 2022, the Company’s supplemental information package for the second quarter 2022 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed health care real estate company organized to acquire, selectively develop, own, and manage health care properties that are leased to physicians, hospitals and health care delivery systems. The Company invests in real estate that is integral to providing high quality health care. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of June 30, 2022, owned approximately 95.0% of OP Units.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations. The information contained on our website is not a part of an is not incorporated by reference into this press release.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, “intend”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, ability to execute its business plan, and the impact of the Coronavirus and its variants, including the Delta and Omicron variants and any future variants which may emerge, (COVID-19) pandemic on the Company’s business. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a discussion of factors that could impact the Company’s results, performance, or transactions, see Part I, Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Rental revenues	$91,892	$80,572	$183,442	$160,967
Expense recoveries	35,836	27,176	70,962	54,736
Rental and related revenues	127,728	107,748	254,404	215,703
Interest income on real estate loans and other	4,439	5,177	8,153	10,561
Total revenues	132,167	112,925	262,557	226,264
Expenses:
Interest expense	17,234	13,541	34,057	27,256
General and administrative	10,028	9,117	20,321	18,582
Operating expenses	42,681	33,456	84,433	67,390
Depreciation and amortization	47,702	38,105	94,962	76,081
Total expenses	117,645	94,219	233,773	189,309
Income before equity in loss of unconsolidated entities and gain on sale of investment properties, net:	14,522	18,706	28,784	36,955
Equity in loss of unconsolidated entities	(224)	(403)	(390)	(823)
Gain on sale of investment properties, net	3,634	378	3,481	354
Net income	17,932	18,681	31,875	36,486
Net income attributable to noncontrolling interests:
Operating Partnership	(886)	(417)	(1,578)	(876)
Partially owned properties (1)	(155)	(151)	(314)	(303)
Net income attributable to controlling interest	16,891	18,113	29,983	35,307
Preferred distributions	—	—	—	(13)
Net income attributable to common shareholders	$16,891	$18,113	$29,983	$35,294
Net income per share:
Basic	$0.07	$0.08	$0.13	$0.17
Diluted	$0.07	$0.08	$0.13	$0.16
Weighted average common shares:
Basic	225,617,275	215,837,520	225,344,756	213,198,272
Diluted	239,006,973	222,660,502	238,738,465	220,053,306

Dividends and distributions declared per common share	$0.23	$0.23	$0.46	$0.46
(1)Includes amounts attributable to redeemable noncontrolling interests.

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Investment properties:
Land and improvements	$233,699	$235,453
Building and improvements	4,588,319	4,612,561
Tenant improvements	87,162	86,018
Acquired lease intangibles	493,149	498,221
	5,402,329	5,432,253
Accumulated depreciation	(901,526)	(821,036)
Net real estate property	4,500,803	4,611,217
Real estate held for sale	65,798	1,964
Right-of-use lease assets, net	233,281	235,483
Real estate loans receivable, net	104,716	117,844
Investments in unconsolidated entities	80,590	69,793
Net real estate investments	4,985,188	5,036,301
Cash and cash equivalents	401	9,876
Tenant receivables, net	6,135	4,948
Other assets	134,617	131,584
Total assets	$5,126,341	$5,182,709
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$258,509	$267,641
Notes payable	1,464,713	1,464,008
Mortgage debt	179,516	180,269
Accounts payable	5,336	6,651
Dividends and distributions payable	57,809	57,246
Accrued expenses and other liabilities	88,311	86,254
Lease liabilities	104,591	104,957
Acquired lease intangibles, net	20,603	21,569
Total liabilities	2,179,388	2,188,595

Redeemable noncontrolling interests - partially owned properties	5,776	7,081

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 226,316,998 and 224,678,116 common shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	2,263	2,247
Additional paid-in capital	3,637,459	3,610,954
Accumulated deficit	(850,101)	(776,001)
Accumulated other comprehensive income (loss)	3,570	(892)
Total shareholders’ equity	2,793,191	2,836,308
Noncontrolling interests:
Operating Partnership	146,888	150,241
Partially owned properties	1,098	484
Total noncontrolling interests	147,986	150,725
Total equity	2,941,177	2,987,033
Total liabilities and equity	$5,126,341	$5,182,709

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data) (Unaudited)

	Three Months Ended June 30,
	2022	2021
Net income	$17,932	$18,681
Earnings per share - diluted	$0.07	$0.08

Net income	$17,932	$18,681
Net income attributable to noncontrolling interests - partially owned properties	(155)	(151)
Depreciation and amortization expense	47,589	38,000
Depreciation and amortization expense - partially owned properties	(70)	(70)
Gain on sale of investment properties, net	(3,634)	(378)
Proportionate share of unconsolidated joint venture adjustments	2,350	2,141
FFO applicable to common shares	$64,012	$58,223
Proportionate share of unconsolidated joint venture adjustments	(270)	—
Normalized FFO applicable to common shares	$63,742	$58,223

FFO per common share - diluted	$0.27	$0.26
Normalized FFO per common share - diluted	$0.27	$0.26

Normalized FFO applicable to common shares	$63,742	$58,223
Non-cash share compensation expense	3,798	3,468
Straight-line rent adjustments	(1,727)	(2,380)
Amortization of acquired above/below-market leases/assumed debt	1,301	860
Amortization of lease inducements	225	264
Amortization of deferred financing costs	579	582
TI/LC and recurring capital expenditures	(6,868)	(5,673)
Loan reserve adjustments	4	(84)
Proportionate share of unconsolidated joint venture adjustments	(66)	(214)
Normalized FAD applicable to common shares	$60,988	$55,046

Weighted average common shares outstanding - diluted	239,006,973	222,660,502

	Three Months Ended June 30,
	2022	2021
Net income	$17,932	$18,681
General and administrative	10,028	9,117
Depreciation and amortization expense	47,702	38,105
Interest expense	17,234	13,541
Gain on sale of investment properties, net	(3,634)	(378)
Proportionate share of unconsolidated joint venture adjustments	3,404	3,561
NOI	$92,666	$82,627

NOI	$92,666	$82,627
Straight-line rent adjustments	(1,727)	(2,380)
Amortization of acquired above/below-market leases	1,301	875
Amortization of lease inducements	225	264
Loan reserve adjustments	4	(84)
Proportionate share of unconsolidated joint venture adjustments	(99)	(145)
Cash NOI	$92,370	$81,157

Cash NOI	$92,370	$81,157
Assets not held for all periods or held for sale	(14,396)	(3,552)
Hospital Cash NOI	(2,850)	(2,474)
Lease termination fees	(182)	(157)
Interest income on real estate loans	(2,248)	(3,907)
Joint venture and other income	(3,566)	(3,241)
MOB Same-Store Cash NOI	$69,128	$67,826

	Three Months Ended June 30,
	2022	2021
Net income	$17,932	$18,681
Depreciation and amortization expense	47,702	38,105
Interest expense	17,234	13,541
Gain on sale of investment properties, net	(3,634)	(378)
Proportionate share of unconsolidated joint venture adjustments	3,674	3,498
EBITDAre	$82,908	$73,447
Non-cash share compensation expense	3,798	3,468
Pursuit costs	93	70
Non-cash intangible amortization	1,525	1,126
Proportionate share of unconsolidated joint venture adjustments	(270)	—
Pro forma adjustments for investment activity	280	125
Adjusted EBITDAre	$88,334	$78,236

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI, MOB Same-Store Cash NOI, Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDAre, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (Nareit). Nareit defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation includes our share of required adjustments from our unconsolidated joint ventures and may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the Nareit definition or that interpret the Nareit definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments, and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acceleration of deferred financing costs, net change in fair value of contingent consideration, and other normalizing items. Our Normalized FFO computation includes our share of required adjustments from our unconsolidated joint ventures and our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above-market or below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and loan reserve adjustments, including our share of all required adjustments from unconsolidated joint ventures. We also adjust for recurring capital expenditures related to tenant improvements and leasing commissions, and cash payments from seller master leases and rent abatement payments, including our share of all required adjustments for unconsolidated joint ventures. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties and other investments before general and administrative expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses, including our share of all required adjustments from our unconsolidated joint ventures. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items, including our share of all required adjustments from unconsolidated joint ventures. Other non-cash and normalizing items include items such as the amortization of lease inducements, loan reserve adjustments, payments received from seller master leases and rent abatements, and changes in fair value of contingent consideration. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.

MOB Same-Store Cash NOI is a non-GAAP financial measure which excludes from Cash NOI assets not held for the entire preceding five quarters, non-MOB assets, and other normalizing items not specifically related to the same-store property portfolio. Management considers MOB Same-Store Cash NOI a supplemental measure because it allows investors, analysts, and Company management to measure unlevered property-level operating results. Our use of the term MOB Same-Store Cash NOI may not be comparable to that of other real estate companies, as such other companies may have different methodologies for computing this amount.

We calculate EBITDAre in accordance with standards established by Nareit and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, gain or loss on the sale of investment properties, and impairment loss, including our share of all required adjustments from unconsolidated joint ventures. We define Adjusted EBITDAre, which excludes from EBITDAre non-cash share compensation expense, non-cash changes in fair value, pursuit costs, non-cash intangible amortization, the pro forma impact of investment activity, and other normalizing items. We consider EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.